                                                                   Exhibit 10.12

              AMENDED AND RESTATED LICENSE AGREEMENT

     This AMENDED AND RESTATED LICENSE AGREEMENT (hereinafter "AGREEMENT") is made and entered-into as of this 30th day of September, 2001, by and between Technical Consumer Products, Inc. (hereinafter "TCP"), an Ohio corporation, having principal office located at 300 Lena Drive, Aurora, Ohio 44202, U.S.A., represented by Ellis Yan, President and Practical Innovations, Inc. a Delaware corporation having a principal place of business at 640 Leland Court, Lake Forest, Illinois 60045, USA, and Andrzej Bobel, an individual residing at 640 Leland Court, Lake Forest, Illinois 60045, (hereinafter "BOBEL", collectively with Practical Innovations, Inc. "PRACTICAL").

     This AGREEMENT incorporates, amends and restates the terms of earlier agreements covering related subject matter made and entered into: (i) on the 18th day of June, 1996 by and between TCP and PRACTICAL, as subsequently amended on November 13, 1998 (hereinafter called the "1996 AGREEMENT"), (ii) on the 1st day of March, 2000 by and between TCP and PRACTICAL (hereinafter called the "2000 AGREEMENT"); and (iii) on the 23rd day of May, 2001 by and between TCP and PRACTICAL (hereinafter called the "2001 AGREEMENT").

     WHEREAS, PRACTICAL owns technologies related to Electronic Ballasts for Gas Discharge Lamps, and PRACTICAL has knowledge and know-how of Engineering, Development, Design, Manufacturing, and Market of Electronic Ballasts and Gas Discharge Lamps;

     WHEREAS, TCP is desirous of acquiring rights to use PRACTICAL's technologies, knowledge and know-how;

     WHEREAS, TCP and PRACTICAL entered into the "1996 AGREEMENT" under which PRACTICAL granted a non-exclusive license to TCP under certain patents owned by PRACTICAL and transferred certain knowledge and know-how to TCP;

     WHEREAS, TCP and PRACTICAL entered into the "2000 AGREEMENT" under which PRACTICAL granted a non-exclusive license to TCP under certain patents and exclusive license under certain other patents owned by PRACTICAL and transferred certain knowledge and know-how to TCP;

     WHEREAS, TCP and PRACTICAL entered into the "2001 AGREEMENT" under which the terms of the "2000 AGREEMENT" were modified and amended; and

     WHEREAS, TCP is desirous of further amending the above referenced agreements as set forth below.

     NOW, THEREFORE, based on the mutual consideration herein specified, the parties hereto agree as follows:

     1. DEFINITIONS
     1.01 "EXCLUSIVE PATENT MATTER" shall mean and include all inventions as specified in "EXHIBIT A", attached to the 2000 AGREEMENT.

     1.02 "NON-EXCLUSIVE PATENT MATTER" shall mean: the inventions as specified in "EXHIBIT ONE" hereto.

     1.03 "KNOW-HOW" shall mean and include any information that includes confidential information and trade secrets disclosed by PRACTICAL to TCP in one of the following form: oral - confirmed in writing, written, graphic, and/or sample form, or which is obtained by TCP from access to a facility of PRACTICAL, and such information is related to: EXCLUSIVE PATENT MATTER, NON-EXCLUSIVE PATENT MATTER, PRODUCTS, manufacture, use, sale of PRODUCTS, electronic lighting, electronic ballast for gas discharge lamps, gas discharge lamps, market of lighting, market research and studies, competitive analysis, and other related information.

     1.04 "PRODUCTS" shall mean and include: (i) any and all types of electronic ballasting means and/or systems suitable for powering gas discharge lamps, as well as any and all other types of products which include said ballasting means and/or systems, based on or derived from the EXCLUSIVE PATENT MATTER, NON-EXCLUSIVE PATENT MATTER, or KNOW-HOW, or (ii) any and all ballasting means and/or systems suitable for powering gas discharge lamps, as well as any and all other types of products which include said ballasting means developed, engineered, designed and/or provided by PRACTICAL to TCP and not derived from and/or related to the EXCLUSIVE PATENT MATTER or NON-EXCLUSIVE PATENT MATTER, or
(iii) any and all products based on or derived from KNOW-HOW, or (iv) any product developed, engineered, designed and/or provided by PRACTICAL to TCP.

     1.05 "SELLER" shall mean (i) TCP to the extent that TCP sells or acts as the marketing agent for PRODUCTS, and/or (ii) TCP's marketing agent(s) or authorized reseller(s), to the extent that TCP uses or permits other persons or entities to sell PRODUCTS under any kind of licensing and/or restricted marketing arrangement.

     1.06 "NET SALES" shall mean SELLER's gross selling price of PRODUCTS, less the following items: (i) trade discounts actually deducted, (ii) credits actually deducted for PRODUCTS returned, and (iii) taxes, if any, collected and remitted by the SELLER.

     1.07 "TERRITORY" shall mean and include: all countries of the world.

     2.0 GRANT
     2.01 PRACTICAL hereby grants to TCP a perpetual non-exclusive license to the NON-EXCLUSIVE PATENT MATTER. The previous exclusive license for EXCLUSIVE PATENT MATTER in the 2000 AGREEMENT is revoked.

     2.02 TCP may transfer or assign any or all of its rights and obligations under this AGREEMENT. TCP shall have no right to sub-license.

     2.03 TCP may hire any contract manufacturer to manufacture PRODUCTS designed by it, including Shanghai Zhen Xin Electronic Enginering Co.,Ltd. and Shanghai Jensing Electron Electrical Equipment Co.,Ltd. Any contract manufacturer or supplier selected by TCP to manufacture PRODUCTS for TCP shall not be considered a licensed party under this AGREEMENT or any prior agreements.

     3.0 WARRANTY
     3.01 PRACTICAL warrants that: to the best of its knowledge it owns all right, title and interest in or to the NON-EXCLUSIVE PATENT MATTER, and it does not know of any right, title or interest of any person or entity other than PRACTICAL in or to NON-EXCLUSIVE PATENT MATTER.
     No warranties other than as specifically stated herein are expressed or implied relative to the NON-EXCLUSIVE PATENT MATTER and/or relative to any rights that any party may assert in respect to the manufacture, use or sale of PRODUCTS.


     4.0 LICENSE FEES.
     4.01 In consideration for the full release and discharge by PRACTICAL, as outlined on paragraphs 5.19 and 5.20, TCP shall pay to PRACTICAL Two Hundred Thousand Dollars ($200,000) payable in lump sum within 10 days from the date of this AGREEMENT.

     4.02 EARLY PAYOFF. In consideration of the perpetual NON-EXCLUSIVE license granted hereunder by PRACTICAL, TCP will payoff all of it's obligations and all royalties by making a non-refundable payment of $2,160,000 (Two Million One Hundred Sixty Thousand Dollars) to PRACTICAL, payable as follows:
- For each and every calendar month on or before the 10th day of the month, during first 54 (fifty four) consecutive calendar months of this AGREEMENT, TCP shall pay to PRACTICAL monthly amount equal to $40,000 (Forty Thousand Dollars);

     Following the timely payment of $2,160,000 (Two Million One Hundred Sixty Thousand Dollars) by TCP to PRACTICAL, TCP's perpetual, non-exclusive license shall be fully paid-up, and TCP will have no obligation to make any additional payments to PRACTICAL.

     4.03 If any payment described in Paragraph 4.01 and 4.02 is not timely paid, then the untimely payment shall accrue interest until paid at the annual rate of fifteen percent (15%) compounded monthly, until the delinquent payment is paid in full to PRACTICAL.

     5.0 OTHER PROVISIONS

     5.01 TCP hereby warrants that it will make timely monthly payments to PRACTICAL according to Paragraphs 4.01 and 4.02. In the event, when TCP for any reason will stop making monthly payments as outlined in 4.01 and 4.02 herein, this AGREEMENT and 2001 AGREEMENT shall be void and the 2000 AGREEMENT shall be reinstated, according to Paragraph 5.14 of this AGREEMENT.

     5.02 Except as provided herein, during the entire term of this AGREEMENT, as well as upon completion of the early payoff payments by TCP according to paragraph 4.02, TCP shall have perpetual non-exclusive license rights to the NON-EXCLUSIVE PATENT MATTER, as well as to all knowledge and KNOW-HOW transferred to TCP by PRACTICAL under all earlier agreements.

     5.03 TCP shall mark all PRODUCTS with the appropriate trademark and patent markings, including patent pending and actual patent numbers where applicable.

     5.04 Except as specified in Paragraph 3, nothing herein shall be construed as a warranty or representation by PRACTICAL as to the scope or validity of the EXCLUSIVE PATENT MATTER, NON-EXCLUSIVE PATENT MATTER, or any patent(s) issuing thereon. TCP, as the manufacturer of PRODUCTS, will be solely responsible for defending any claims against it for design defects or patent infringement claims arising from the manufacture, sale or use of all models of PRODUCTS. PRACTICAL will assist TCP, at the request of TCP, in defending any such claims. TCP will pay all expenses of PRACTICAL associated with such assistance. TCP will also defend and hold PRACTICAL and Bobel harmless against any such claim for damages and TCP will not sue PRACTICAL or Bobel as a result of any such claim.

     5.05 TCP will indemnify, defend and hold PRACTICAL and BOBEL harmless from any and all losses, judgments, settlements, claims, or damages, including attorney fees, costs and expenses incurred as a result of any claim arising out of or in connection with TCP's manufacture, use, promotion, marketing, distribution, offer for sale, or sale of PRODUCTS, including, but not limited to, claims arising out of the alleged negligence in TCP's manufacture, use, promotion, marketing, distribution, offer for sale, or sale of the PRODUCTS or claims based upon product liability, provided that TCP is promptly notified in writing of such claims against PRACTICAL or BOBEL and provided further that PRACTICAL permits TCP to defend, compromise, or settle such claim and gives TCP all available information, reasonable assistance, and authority to enable TCP to do so.

     5.06 In the event that the NON-EXCLUSIVE PATENT MATTER has been infringed upon by a third party, PRACTICAL has a right but not the obligation to prosecute an infringement action, to initiate discussions regarding settlement, or to otherwise enforce its patent rights. In any such action, all expenses associated with such action will be borne by PRACTICAL, including all damages, profits, royalties or awards of whatever nature that are recoverable for any and all past, present and all choses in action and/or rights to sue for past, present or future infringement occurring in whole or in part during the term of the 1996 AGREEMENT, or 2000 AGREEMENT, or 2001 AGREEMENT.

     5.07 In the event that the NON-EXCLUSIVE PATENT MATTER is infringed upon by a third party, TCP shall have no right to take any legal action or any proceedings on its own against the infringing party without the express written consent of PRACTICAL and upon such terms as are agreeable to PRACTICAL.

     5.08 Neither TCP nor PRACTICAL shall challenge or contest the validity of this AGREEMENT. TCP agrees and warrants that TCP or any SELLER will not challenge or contest validity of any patent application or issued patents owned by or assigned to PRACTICAL or Andrzej Bobel.

     5.09 TCP shall use its best effort to maintain in confidence all proprietary matters associated with the EXCLUSIVE PATENT MATTER, and/or NON-EXCLUSIVE PATENT MATTER, and/or KNOW-HOW, and/or PRODUCTS, as well as any other Proprietary or Confidential Information or Trade Secrets ("PROPRIETARY MATTER") provided by PRACTICAL in connection with this AGREEMENT.

     5.10 Bobels's Right to Compete. TCP, as the non-exclusive licensee of PRACTICAL and/or BOBEL under this AGREEMENT or any earlier agreements, understands, acknowledges and warrants hereby that PRACTICAL and/or BOBEL has the full right, without any conflict with this AGREEMENT and/or any earlier agreements, to:(i)enter into a license agreement with any other party who can be a direct competitor of TCP, or (ii) be employed by any other party who can be a direct competitor of TCP, or (iii) establish a new business entity that will be a direct competitor of TCP. In the event that BOBEL makes any of the choices described above in clauses (i),(ii) or (iii), TCP hereby unconditionally warrants and agrees, that it will not file any claim against or sue (a) BOBEL or
(b) any other party with which BOBEL may be associated with in the future, (except in the event that such other party will be in violation of any other separate contract or otherwise), arising from, or in connection with, any of the above-described conduct or event.

     5.11 If any dispute arises under this AGREEMENT, the parties shall negotiate in good faith to settle such dispute. If the parties cannot resolve such dispute themselves, then they shall submit the dispute to mediation by any mutually-acceptable mediator. If no mediator is mutually acceptable, than the parties shall submit the matter to arbitration under the rules of the American Arbitration Association ("AAA"). Under any arbitration, both parties shall cooperate and agree to abide finally by any decision of the arbitration proceedings. If AAA is selected, the arbitration shall take place under the auspices of the nearest branch of the AAA most convenient to both parties. The cost of the arbitration shall be born according to the decision of the arbitrator, who may apportion costs equally, or in accordance with any finding of fault or lack of good faith of either party. The arbitrator's award shall be non-appealable and enforceable in any court of competent jurisdiction.

     5.12 PRACTICAL hereby directs TCP to make all payments due PRACTICAL under this AGREEMENT payable to "Practical Innovations" by a check or wire transfer to a designated bank account at any U.S. Bank.

     5.13 In the event that either party hereto shall be required, or shall deem it necessary or advisable, to give notice to the other party, such notice shall be served upon the other party by depositing said notice in the United States mail, postage paid certified mail with return receipt requested, and addressed to:

                 Ellis Yan, President
             Technical Consumer Products, Inc.
                 300 Lena Drive
                 Aurora, Ohio 44202

                        or
                 Andrzej Bobel, President
                 Practical Innovations, Inc.
                 640 Leland Court
                 Lake Forest, Illinois 60045

as appropriate. Any notice so given shall be deemed received on the third business day following its deposit in the U.S. Mail. Either party hereto may change the address at which such party shall receive notices hereunder by giving notice of such change of address to the other party hereto in accordance with the provisions of this paragraph.

     5.14 If TCP shall be in default in any terms of this AGREEMENT, PRACTICAL has the right to terminate this AGREEMENT and reinstate the 2000 AGREEMENT effective fifteen (15) days after the mailing date of a written notice from PRACTICAL to TCP describing the default and termination decision. Unless the default is remedied within fifteen

(15) days after the mailing date of such written notice, this AGREEMENT shall terminate as of the expiration of such fifteen day period, and the 2000 AGREEMENT shall take effect immediately. In the event, that the reinstated 2000 AGREEMENT becomes effective, the non-exclusive license of the NON-EXCLUSIVE PATENT MATTER of this AGREEMENT shall remain non-exclusive, the exclusive license of the EXCLUSIVE PATENT MATTER shall be deemed non-exclusive and there shall be no exclusive license under the reinstated 2000 AGREEMENT. Further, the assignment of any and all choses in action and/or rights to sue for past, present and/or future infringement under this AGREEMENT shall remain effective under any reinstatement of the 2000 AGREEMENT.
     Except as otherwise set forth in this AGREEMENT, this Paragraph 5.14 shall not apply after PRACTICAL receives all payments from TCP, as per Paragraphs 4.01, 4.02 and 4.03 of this AGREEMENT.

     5.15 In the event that TCP stops making monthly payments according to paragraph 4.02 and/or this AGREEMENT is terminated according to paragraph 5.14 before all payments according to paragraphs 4.01, 4.02 and 4.03 are paid to PRACTICAL by TCP, PRACTICAL shall have a full legal rights to enter a JUDGMENT in any court of competent jurisdiction and automatically recover any unpaid balance of unpaid obligations according to paragraph 4.01, 4.02, and 4.03. This JUDGMENT shall be immediately enforceable after filing, and shall be undisputable, and unappealable by TCP.
     This Paragraph 5.15 shall not apply after PRACTICAL receives all payments from TCP, as per Paragraphs 4.01, 4.02 and 4.03 of this AGREEMENT.

     5.16 If TCP shall go into receivership, bankruptcy, or insolvency, this AGREEMENT and the perpetual non-exclusive license may be immediately terminated by PRACTICAL by written notice, and PRACTICAL shall not be obligated to refund any money to TCP or any other party in relation to such receivership, bankruptcy, or insolvency of TCP.

     5.17 TCP shall keep in confidence any and all proprietary information received from PRACTICAL under or in connection with all earlier agreements. TCP shall not disclose to any third party and shall keep in strict confidence any and all details associated with PATENT MATTER, KNOW-HOW, PRODUCTS, this AGREEMENT and all earlier agreements between TCP and PRACTICAL.

     5.18 TCP hereby warrants that it will not file in the future any patent applications using any and all, in part or in whole, proprietary and confidential technical information or KNOW-HOW received from PRACTICAL under:
(1) NON-EXCLUSIVE PATENT MATTER, or (2) EXCLUSIVE PATENT MATTER, or
(4)"TECHNICAL ASSISTANCE AGREEMENT" dated June 18, 1996, or (5) the "1996 AGREEMENT" dated June 18, 1996, as amended on November 13, 1998, or (6) the "2000 AGREEMENT" dated March 1, 2000, or (7) the "2001 AGREEMENT" dated May 23, 2001, or this AGREEMENT.

     5.19 Except as otherwise set forth in this AGREEMENT, for any conduct or event which occurred prior to the date of this AGREEMENT and arising out of, or otherwise in connection with (i) this AGREEMENT, (ii) the 1996 AGREEMENT, (iii) 2000 AGREEMENT, (iv) 2001 AGREEMENT, (v) the TECHNICAL ASSISTANCE AGREEMENT,
(vi) the agreement dated as of April 1, 1997 by and among PRACTICAL, TCP, Shanghai Zhen Xin Electronic Engineering Co.,Ltd. and Shanghai Jensing Electron Electrical Equipment Co.,Ltd. (the "SHANGHAI AGREEMENT") or (vii) any amendment relating to any of such earlier agreements, PRACTICAL and BOBEL hereby fully, finally and forever release, discharge, quit claim and covenant not to sue, and otherwise agree not to enforce any claim, cause of action, right, title or interest of any kind and every description, which PRACTICAL or BOBEL has or might have against TCP and its officers, directors, employees, shareholders, agents, representatives, attorneys, accountants, affiliates, successors and assigns, including without limitation, Shanghai Zhen Xin Electronic Engineering Co.,Ltd. and Shanghai Jensing Electron Electrical Equipment Co.,Ltd.

Except as otherwise set forth in this AGREEMENT, the release by PRACTICAL and BOBEL described in this Paragraph 5.19 applies to any conduct or event occurring on or prior to the date of this AGREEMENT with respect to any and all claims, demands, claims for relief, actions, causes of action, suits, arbitrations, demands, proceedings, debts, obligations, liabilities, damages, losses, costs, attorney's fees, and expenses of any kind, character or nature whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, and arising out of, or otherwise in connection with (i) this AGREEMENT, (ii) the 1996 AGREEMENT, (iii) 2000 AGREEMENT, (iv) 2001 AGREEMENT, (v) the TECHNICAL ASSISTANCE AGREEMENT, (vi) the agreement dated as of April 1, 1997 by and among PRACTICAL, TCP, Shanghai Zhen Xin Electronic Engineering Co.,Ltd. and Shanghai Jensing Electron Electrical Equipment Co.,Ltd. (the "SHANGHAI AGREEMENT") or
(vii) any amendment relating to any of such earlier agreements.

     5.20 TCP, PRACTICAL and BOBEL hereby acknowledge that the TECHNICAL ASSISTANCE AGREEMENT dated June 18, 1996 is terminated and shall not be reinstated according to Paragraph 5.14 of this AGREEMENT. TCP, PRACTICAL and BOBEL hereby further agree that effective as of the date of this AGREEMENT, the SHANGHAI AGREEMENT, as amended, is hereby terminated and shall not be reinstated according to Paragraph 5.14 of this AGREEMENT.

     5.21 This AGREEMENT shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns including any and all worldwide subsidiaries, affiliates, suppliers, customers, and legal representatives.

     5.22 Except as otherwise set forth in this AGREEMENT, this AGREEMENT incorporates, amends, and restates the terms of earlier agreements covering related subject matter.

     5.23 This AGREEMENT may not be amended or canceled except in writing, signed by the parties hereto or their respective successors and assigns.

     5.24 This AGREEMENT shall be governed by and construed in accordance with the laws of state of Illinois.

     5.25 TCP represents and warrants that the execution and delivery by it of this AGREEMENT has been authorized by appropriate action of its Board of Directors in accordance with provisions of law and its by-laws.

     IN WITNESS WHEREOF the parties hereto have duly executed this AGREEMENT as of the day and year first above written.

Technical Consumer Products, Inc. (TCP)



By: /s/ Ellis Yan                      September 30, 2001
-------------------------------       ---------------------
      Ellis Yan, President                 Date



Practical Innovations, Inc.


By: /s/ Andrzej Bobel                  September 30, 2001
-------------------------------       ---------------------
      Andrzej Bobel, President             Date



Andrzej Bobel


By: /s/ Andrzej Bobel                  September 30, 2001
-------------------------------       ---------------------
    Andrzej Bobel, individually            Date

                                   EXHIBIT ONE


                           NON-EXCLUSIVE PATENT MATTER


U.S. PATENT NO.              ISSUE DATE     TITLE

5,448,137                    SEPT.5, 1995   ELECTRONIC ENERGY
                                            CONVERTER HAVING TWO
                                            RESONANT CIRCUITS

5,502,635                    MAR.26,1996    PARALLEL RESONANT
                                            INTEGRATED INVERTER
                                            BALLAST FOR GAS
                                            DISCHARGE LAMPS

5,801,492                    SEP.1, 1998    ELECTRONIC BALLAST FOR
                                            GAS DISCHARGE LAMP
                                            HAVING PRIMARY AND
                                            AUXILIARY RESONANT
                                            CIRCUIT

5,434,480                    JULY 18,1995   ELECTRONIC DEVICE FOR
                                            POWERING A GAS
                                            DISCHARGE LOAD FROM
                                            A LOW FREQUENCY SOURCE

5,436,529                    JULY 25, 1995  CONTROL AND PROTECTION
                                            CIRCUIT FOR ELECTRONIC
                                            BALLAST

5,371,438                    DEC. 6, 1994   ENERGY CONVERSION DEVICE
                                            HAVING AN ELECTRONIC
                                            CONVERTER WITH DC INPUT
                                            TERMINAL FOR DELIVERING
                                            A HIGH FREQUENCY SOURCE

5,982,106                    NOV.9,1999     SELF-PROTECTED SERIES
                                            RESONANT ELECTRONIC
                                            ENERGY CONVERTER